Filed Pursuant to Rule 433

Registration No. 333-224523

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES N

$400,000,000

FLOATING RATE SENIOR NOTES, DUE JULY 2027

FINAL TERM SHEET

Dated April 16, 2021

Issuer:	Bank of America Corporation

Ratings of this Series:	A2 (Moody’s)/A- (S&P)/A+ (Fitch)

Title of the Series:	Floating Rate Senior Notes, due July 2027 (the “Notes”)

Aggregate Principal Amount Initially Being Issued:	$400,000,000

Issue Price: Selling Agents’ Commission:	100% 0.35%

Net Proceeds to Issuer:	$398,600,000

Trade Date:	April 16, 2021

Settlement Date:	April 22, 2021 (T+4)

Maturity Date:	July 22, 2027

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Coupon:	Base Rate plus 97 basis points, payable quarterly in arrears from, and including, the Settlement Date to, but excluding, the Maturity Date.

Base Rate:

Compounded SOFR, which is a compounded average of daily SOFR (the Secured Overnight Financing Rate) as determined for each quarterly Interest Period in accordance with the specific formula and other provisions set forth in the Base Rates Supplement No. 1 dated April 15, 2020 (the “Base Rates Supplement”).

For more information on the determination of the Base Rate, see “Terms and Provisions Applicable to USD LIBOR Notes, Term SOFR Notes and Compounded SOFR Notes—Compounded SOFR Notes” in the Base Rates Supplement.

Compounded SOFR Convention:	Payment Delay Convention

Interest Periods:	Each quarterly period from, and including, an Interest Period Demarcation Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Period Demarcation Date (or, in the case of the final Interest Period, the Maturity Date or, if the Notes are redeemed, the redemption date).

Interest Period Demarcation Dates:	The 22nd of each January, April, July, and October, commencing July 22, 2021 and ending on the Maturity Date or, if the Issuer elects to redeem the Notes prior to the Maturity Date, ending on the redemption date.

Interest Payment Dates:	The second Business Day following each Interest Period Demarcation Date; provided that the Interest Payment Date with respect to the final Interest Period will be the Maturity Date or, if the Notes are redeemed, the redemption date.

Rate Cut-Off Date:

The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable.

For purposes of calculating Compounded SOFR with respect to the final interest period, the level of SOFR for each U.S. Government Securities Business Day in the period from, and including, the Rate Cut-Off Date to, but excluding, the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date.

Day Count Convention:	Actual/360

Business Days:	New York/Charlotte and U.S. Government Securities Business Day

Business Day Convention:	Modified Following Business Day Convention (Adjusted)

Listing:	None

Lead Manager and Sole Book-Runner:	BofA Securities, Inc.

Co-Managers:

Academy Securities, Inc.

American Veterans Group, PBC

Blaylock Van, LLC

Penserra Securities LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

ANZ Securities, Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Citizens Capital Markets, Inc.

Commerz Markets LLC

Commonwealth Bank of Australia

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Intesa Sanpaolo S.p.A.

Lloyds Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Nordea Bank Abp

Nykredit Bank A/S

PNC Capital Markets LLC

Regions Securities LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

UniCredit Capital Markets LLC

CUSIP:	06051GJV2

ISIN:	US06051GJV23

Concurrent Offerings:

$600,000,000 Floating Rate Senior Notes, due April 2025

$2,250,000,000 0.976% Fixed/Floating Rate Senior Notes, due April 2025

$3,750,000,000 1.734% Fixed/Floating Rate Senior Notes, due July 2027

$4,500,000,000 2.687% Fixed/Floating Rate Senior Notes, due April 2032

$3,500,000,000 3.311% Fixed/Floating Rate Senior Notes, due April 2042

Optional Redemption:

The Issuer may redeem the Notes at its option, (a) in whole, but not in part, on July 22, 2026, or (b) in whole at any time or in part from time to time, on or after June 21, 2027 and prior to the Maturity Date, in each case, upon at least 5 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, any interest on Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to a redemption date for such Notes will be payable on such Interest Payment Date to holders of such Notes being redeemed as of the close of business on the relevant record date according to the terms of the Notes and the Senior Indenture.

Unless the Issuer defaults on payment of the applicable redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. If fewer than all of the Notes are to be redeemed, for so long as such notes are in book-entry only form, such Notes to be redeemed will be selected in accordance with the procedures of The Depository Trust Company.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including the Base Rates Supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering, including additional information about SOFR as well as risks relating to SOFR. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the Base Rates Supplement, the prospectus supplement, and the prospectus if you request them by contacting BofA Securities, Inc., toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@bofa.com.

3